UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2020

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, Par Value $0.01	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 4, 2020, Hanesbrands Inc. ( the “Company”), completed the sale of $700 million aggregate principal amount of 5.375% senior notes due 2025 (the “Notes”). The Company received net proceeds, after deducting initial purchasers’ discounts and estimated offering expenses, of approximately $692 million. The Company intends to use the net proceeds from this offering to repay all outstanding borrowings under its revolving loan facility, to pay related fees and expenses and for general corporate purposes.

The Notes were offered and sold pursuant to a purchase agreement, dated April 30, 2020 (the “Purchase Agreement”), among the Company, the guarantors named therein and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in reliance on Regulation S under the Securities Act.

The Notes were issued pursuant to an indenture, dated as of May 4, 2020 (the “Indenture”), among the Company, the guarantors named therein, and U.S. Bank National Association, as trustee. The Indenture provides, among other things, that the Notes are the senior unsecured obligations of the Company and are fully and unconditionally guaranteed by the Company and each of its domestic subsidiaries that guarantee the Company’s senior secured credit facility. The Indenture includes covenants that limit the ability of the Company and its subsidiaries to incur certain liens, enter into certain sale and leaseback transactions and the ability of the Company and the guarantors to consolidate, merge or sell all or substantially all of their assets.

In the event of a change of control of the Company and a rating downgrade, the Company will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture contains customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the Indenture; failure to pay certain other indebtedness; certain events of bankruptcy, insolvency or reorganization; failure to pay certain final judgments; and failure of certain guarantees to be enforceable.

The Notes were issued in a transaction exempt from registration under the Securities Act and all state securities laws. Therefore, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities.

The Purchase Agreement, the Indenture and the form of Notes are filed as Exhibits 1.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the material terms of the Purchase Agreement, Indenture and Notes are qualified in their entirety by reference to such exhibits.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Purchase Agreement, dated April 30, 2020 among Hanesbrands Inc., the guarantors named therein and J.P. Morgan Securities LLC, as representative of the Initial Purchasers.

4.1	Indenture, dated May 4, 2020, among Hanesbrands Inc., the guarantors named therein, and U.S. Bank National Association, as trustee.

4.2	Form of 5.375% Senior Notes due 2025 (included in Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hanesbrands Inc.

Date: May 4, 2020	By:	/s/ M. Scott Lewis
	Name:	M. Scott Lewis
	Title:	Interim Chief Financial Officer and Chief Accounting Officer